EXHITIB 10.7

Award Number:    ______________________
Grantee Name:    _______________________

KINETIC CONCEPTS, INC.
2008 OMNIBUS STOCK INCENTIVE PLAN
INTERNATIONAL RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of _________________________ (the “Date of Grant”), by and between Kinetic Concepts, Inc., a Texas corporation (the “Company”), and [______________________] (the “Grantee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2008 Omnibus Stock Incentive Plan (the “Plan”).  Where the context permits, references to the Company or any of its Subsidiaries (or Affiliates) shall include the successors to the foregoing.

Pursuant to the Plan, the Administrator has determined that the Grantee is to be granted Restricted Stock Units, subject to the terms and conditions set forth in the Plan and herein (including Appendices A and B), and hereby grants such Restricted Stock Units.  Each Restricted Stock Unit represents a hypothetical share of Stock and will, at all times the Award Agreement is in effect, be equal in value to one share of Stock.

1. Grant of Restricted Stock Units.  The Company hereby grants to the Grantee [______________] Restricted Stock Units (the “Award”) on the terms and conditions set forth in the Award Agreement and as otherwise provided in the Plan.

2. Terms and Conditions of Award.  The Award shall be subject to the following terms, conditions and restrictions:

(a)
Vesting.  The Restricted Stock Units shall vest at such time or times, and/or upon the occurrence of such events as are set forth in Appendix A hereto.  Unless otherwise provided on Appendix A, if any Restricted Stock Units do not vest at such time or times and/or upon occurrence of the events specified in Appendix A, then the Grantee shall immediately forfeit any rights to those Restricted Stock Units and the Grantee shall have no further rights thereto and such Restricted Stock Units shall immediately terminate.

(b)
Nontransferability.  Restricted Stock Units and any interest therein may not be sold, transferred, pledged, hypothecated, assigned or otherwise encumbered or disposed of, except by will or the laws of descent and distribution, to the extent applicable.  Any attempt to dispose of any Restricted Stock Units in contravention of any such restrictions shall be null and void and without effect.

(c)
Rights as a Shareholder.  Restricted Stock Units represent only hypothetical shares; therefore, the Grantee is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto, except upon vesting, to the extent provided in Paragraph 2(d).

(d)
Benefit Upon Vesting.  Upon the vesting of a Restricted Stock Unit, the Grantee shall be entitled to receive, within 30 days of the date on which such Restricted Stock Unit vests, an amount in cash, Stock or a combination of the foregoing, as determined by the Administrator in its sole discretion equal, per Restricted Stock Unit, to the sum of (1) the Fair Market Value of a share of Stock on the date on which such Restricted Stock Unit vests and (2) the aggregate amount of cash dividends paid with respect to a share of Stock during the period commencing on the Date of Grant and terminating on the date on which such unit vests.  If the Restricted Stock Unit is to be settled in Stock, the Company may either (i) issue to the Grantee or the Grantee's personal representative a stock certificate or (ii) deposit Stock with an online broker or other service provider contracted by the Company for such purpose.

(e)	Effect of Termination of Employment or Service; or Change in Control.
(i)
If the Grantee’s employment with or service to the Parent, the Company or any of its Subsidiaries (or Affiliates) terminates for any reason, other than by reason of the Grantee’s death or Disability, the Grantee shall immediately forfeit any rights to the Restricted Stock Units that have not vested as of the date of termination, if any, the Grantee shall have no further rights thereto and such Restricted Stock Units shall immediately terminate.

(ii)
If the Grantee’s employment with or service to the Parent, the Company or any of its Subsidiaries (or Affiliates) terminates by reason of the Grantee’s death or Disability, with respect to Restricted Stock Units that vest based on the passage on time, all outstanding unvested Restricted Stock Units shall immediately vest and, with respect to Restricted Stock Units that vest based on the attainment of specified performance conditions, all outstanding unvested Restricted Stock Units shall immediately vest as if the target performance goals were met.

(iii)
If the Grantee’s employment with or service to the Parent, the Company or any of its Subsidiaries (or Affiliates) is terminated by the Company other than for "cause" (as defined in the Plan) within 24 months following a Change in Control, with respect to Restricted Stock Units that vest based on the passage on time, all outstanding unvested Restricted Stock Units shall immediately vest and, with respect to Restricted Stock Units that vest based on the attainment of specified performance conditions, all outstanding unvested Restricted Stock Units shall immediately vest as if the target performance goals were met.

(f)
Taxes in Connection With the Grant or Vesting of the Award.  Regardless of any action the Company or the Grantee’s employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer to be an appropriate charge to the Grantee even if technically due by the Company or the Employer (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Grantee further acknowledges that that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or
(ii)
withholding from proceeds of the sale of Stock acquired upon vesting/settlement of the Restricted Stock Units either though a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or

(iii)	withholding in Stock to be issued upon vesting/settlement of the Restricted Stock Units.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

3. Adjustments.  The Award and all rights and obligations under the Award Agreement are subject to Section 3 of the Plan.

4. Notice.  Whenever any notice is required or permitted hereunder, such notice shall be in writing and shall be given by personal delivery, facsimile, first class mail, certified or registered with return receipt requested.  Any notice required or permitted to be delivered hereunder shall be deemed to have been duly given on the date that it is personally delivered or, whether actually received or not, on the fifth business day after depositing in the post or 24 hours after transmission by facsimile to the respective parties named below.

If to the Company:	Kinetic Concepts, Inc. Attn.: Chief Financial Officer 8023 Vantage Drive San Antonio, TX 78230 U.S.A.
Phone: (210) 255-6494 Fax: (210) 255-6997

If to the Grantee:	[Name of Grantee] ________________________________________
[Address] _______________________________________________
Facsimile: ________________________________________________

Either party may change such party’s address for notices by duly giving notice pursuant hereto.

5. Compliance with Laws.

(a) Stock (to the extent payable hereunder) shall not be issued pursuant to the Award granted hereunder unless the issuance and delivery of such Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act and the requirements of any stock exchange upon which the Stock may then be listed, and any applicable local laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall be under no obligation to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any interests in the Plan or any Stock to be issued hereunder or to effect similar compliance under any state laws.

(b) All certificates for Stock delivered under the Plan (to the extent applicable) shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Stock may then be listed, and any applicable federal, state or local securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Stock pursuant to the terms hereof, that the recipient of such Stock make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.

6. Termination for Cause.  If the Grantee's employment with or service to the Parent, the Company or any of its Affiliates is terminated for "Cause," as defined in the Plan or in any employment agreement, retention agreement, stock grant or award agreement, or other applicable agreement between the Company (or any of its Affiliates or the Parent) and the Grantee (including, without limitation, for violation of any non-compete, non-solicit, non-disclosure, non-disparagement, or other restrictive covenant or agreement), the Grantee shall forfeit, upon written notice from the Company, any Restricted Stock Units (including any securities, cash or other property issued upon exercise or other settlement of such awards) granted to him or her under this Award Agreement, including, without limitation, vested Restricted Stock Units and any securities issued upon any vesting or other settlement of the Restricted Stock Units that occurs after the action, omission, event, or otherwise that resulted in a termination for Cause, which securities the Grantee shall be required to return to the Company.  The forfeiture obligations of the Grantee under this Paragraph shall continue to apply, in accordance with their terms, following termination of the Grantee's employment or service (for any reason).  The Grantee's employment with or service to the Parent, the Company or any of its Affiliates shall be deemed to be terminated for Cause under this Paragraph if, within twelve (12) months after the Grantee's employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

7. Protections Against Violations of the Award Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Stock underlying the Award by any holder thereof in violation of the provisions of the Award Agreement, the Plan or the Articles of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any such Stock on its books nor will any such Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

8. Nature of Award.  By accepting the grant of the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)
The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)	All decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;
(d)
The Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s employment relationship at any time;

(e)	The Grantee is voluntarily participating in the Plan;
(f)
The Award and the Stock subject to the Award are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or the Subsidiary (or Affiliate), and which is outside the scope of the Grantee’s employment contract, if any;

(g)	The Award and the Stock subject to the Award are not intended to replace any pension rights or compensation;
(h)
The Award and the Stock subject to the Award are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary (or Affiliate) of the Company;

(i)	The Award and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary (or Affiliate) of the Company
(j)	The future value of the underlying Stock is unknown and cannot be predicted with certainty;
(k)
No claim or entitlement to compensation or damages shall arise from the forfeiture of the Award resulting from termination of the Grantee’s employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of Restricted Stock Units to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives the Grantee’s ability, if any, to bring such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan and electronically accepting the Award, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(l)
In the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Award; and

(m)	The Restricted Stock Units and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
9. No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale or the underlying Stock.  The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

10. Data Privacy:  The Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Company and the Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Grantee understands that Data will be transferred to E*TRADE or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company  in the implementation, administration and management of the Plan.  The Grantee understands that these recipients may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan  to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan.

 The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee  understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local human resources representative.

11. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Governing Law.  The Award Agreement shall be governed by and construed according to the laws of the State of Texas without regard to its principles of conflict of laws.  For purposes of litigating any dispute that arises under this Award or Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of San Antonio, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this Award grant is made and/or performed.

13. Incorporation of the Plan.  The Plan, as it exists on the date of the Award Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Award Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of the Award Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.  The term “Section” generally refers to provisions within the Plan (except where denoted otherwise); provided, however, the term “Paragraph” shall refer to a provision of the Award Agreement.

14. Amendments.  The Award Agreement may be amended or modified at any time, but only by an instrument in writing signed by each of the parties hereto.

15. Award Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Award, the Award Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to be employed by, or to provide services as a director, consultant or advisor to, the Company, any Subsidiary or Affiliate thereof for any period of time or at any specific rate of compensation.

16. Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and the Award Agreement.  The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Award.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

17. Binding Effect.  The Award Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees or transferees, heirs, legatees, executors, administrators and legal successors.

18. Tax Representation.  The Grantee has reviewed with his or her own tax advisors the federal, state, local and worldwide tax consequences of the transactions contemplated by the Award Agreement.  The Grantee is relying solely on such advisors and not on any statement or representations of the Company or any of its agents.  The Grantee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Award Agreement.

19. Language.  If the Grantee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

20. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic or other means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

21. Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan and the Award Agreement.  The Grantee has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award Agreement.

22. Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23. Appendix.  Notwithstanding any provision in this Award Agreement or the Plan to the contrary, the Award shall be subject to the special terms and provisions set forth in the Appendix B to this Award Agreement for the Grantee’s country.  Moreover, if the Grantee relocates to one of the countries included in the Appendix B, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix B constitutes part of this Award Agreement.

24. Imposition of Other Requirements.  The Company reserves the right to impose other requirements in the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign or electronically accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Grantee, by his or her electronic acceptance of this Award Agreement, agrees to be bound by the terms and conditions set forth above on the day and year first written above.

DATE OF GRANT	NUMBER OF RESTRICTED STOCK UNITS

SEE APPENDIX A FOR VESTING SCHEDULE.

APPENDIX B

KINETIC CONCEPTS, INC.
2008 OMNIBUS STOCK INCENTIVE PLAN
INTERNATIONAL RESTRICTED STOCK UNIT AWARD AGREEMENT

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to the Grantee under the Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (the “Plan”) if the Grantee resides in one of the countries listed below.  This Appendix B forms part of the Award Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award Agreement and the Plan.

This Appendix B also includes information based on the securities, exchange control and other laws in effect in the Grantee’s country as of February 2010.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time the Grantee vests in the Restricted Stock Units or sells Stock acquired under the Plan.

In addition, the information is general in nature.  The Company is not providing the Grantee with any tax advice with respect to the Grantee’s Restricted Stock Units.  The information provided below may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Grantee’s country apply to the Grantee’s situation.  The Grantee must consult the Grantee’s personal tax or legal advisors for the most current information.

If the Grantee is a citizen or resident of a country other than the one the Grantee is working, or if the Grantee transfers employment after the Restricted Stock Units are granted to the Grantee, the information contained in this Appendix B may not be applicable to the Grantee.

AUSTRALIA

Restricted Stock Units Settled in Stock

The Grantee understands and agrees that by accepting the Award, the benefit the Grantee receives upon the vesting of the Restricted Stock Units will be settled in Stock only, and not in cash, notwithstanding the terms of Paragraph 2(d) of the Award Agreement.

AUSTRIA

Consumer Protection Notice

The Grantee may be entitled to revoke acceptance of the Award Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Award Agreement and the Plan:

(i) If the Grantee accepts the Restricted Stock Units outside the business premises of the Company, the Grantee may be entitled to revoke the Grantee’s acceptance of the Award Agreement, provided the revocation is made with one (1) week after such acceptance of the Award Agreement.

(ii) The revocation must be in written form to be valid.  It is sufficient if the Grantee returns the Award Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Award Agreement, provided the revocation is sent within the period discussed above.

BELGIUM

There are no country-specific provisions.

CANADA

Restricted Stock Units Settled in Stock

The Grantee understands and agrees that by accepting the Award, the benefit the Grantee receives upon the vesting of the Restricted Stock Units will be settled in Stock only, and not in cash, notwithstanding the terms of Paragraph 2(d) of the Award Agreement.

Language Consent for Grantees in Quebec

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Notice and Consent

This provision supplements the Paragraph 9 of the Award Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Grantee further authorizes the Company and any Subsidiary (or Affiliate) and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Grantee further authorizes the Company and any Subsidiary (or Affiliate) to record such information and to keep such information in the Grantee’s employee file.

Securities Law Information

The Grantee is permitted to sell Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Stock is listed.  The Stock is currently listed on the New York Stock Exchange.

CHINA

Restricted Stock Units Settled in Cash

The Grantee understands and agrees that upon the vesting of the Restricted Stock Units, the Grantee will receive only a cash payment in an amount equal to the value of the  Stock underlying the vested Restricted Stock Units on each vesting date notwithstanding the terms of Paragraph 2(d) of the Award Agreement.  Any provisions in the Award Agreement referring to issuance of Stock shall not be applicable to the Grantee as long as the Grantee resides in China.

The Grantee understands and agrees that, pursuant to local exchange control requirements, the Grantee may be required to repatriate the cash payment issued upon the vesting of the Restricted Stock Units to China.  The Grantee further understands that, under local law, such repatriation of the Grantee’s cash proceeds may need to be effectuated through a special exchange control account established by the Company, Subsidiary or Affiliate, or the Employer, and the Grantee hereby consents and agrees that any cash payment may be transferred to such special account prior to being delivered to the Grantee.  In addition, the Grantee understands that, if the proceeds are converted to local currency, there may be delays in delivering the proceeds to the Grantee, and the Company does not guarantee any particular exchange rate and/or date on which funds will be converted.  The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control laws in China.

DENMARK

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

IRELAND

Director Notification Requirements

If the Grantee is a director, shadow director or secretary of an Irish Subsidiary or Affiliate of the Company, pursuant to Section 53 of the Irish Company Act 1990, he or she must notify the Irish Subsidiary (or Affiliate) of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Stock, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) days of becoming a director, shadow director or secretary if such an interest exists at that time.  This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.

ITALY

Data Privacy

This provision replaces Paragraph 9 of the Award Agreement:

The Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Grantee’s personal data as described below by and among, as applicable, the Employer, the Company, and any Subsidiary (or Affiliate), for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Plan.

The Grantee understands that the Employer, the Company, and any Subsidiary (or Affiliate) may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Stock or directorships held in the Company or any Subsidiary (or Affiliate), details of all Awards, or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Grantee’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan.  The controller of personal data processing is Kinetic Concepts, Inc., with its registered address at 8023 Vantage Drive, San Antonio, Texas 78230, United States of America, its representative in Italy is KCI Italia-Senior HR Manager with registered offices at KCI Medical S.r.l.; Via A. Meucci, 1; 20090 Assago (M) Italy.

The Grantee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  The Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  The Grantee further understands that the Company and/or its Subsidiaries (or Affiliates) will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Grantee’s participation in the Plan, and that the Company and its Subsidiaries (or Affiliates) may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Grantee may elect to deposit any Stock acquired at settlement of the Restricted Stock Units.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan.  The Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Grantee’s consent thereto, as the processing is necessary for the performance of contractual obligations related to the implementation, administration, and management of the Plan.  The Grantee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Grantee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, the Grantee is aware that Data will not be used for direct-marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Grantee’s local human resources representative.

Plan Document Acknowledgment

In accepting the grant of the Award, the Grantee acknowledges that the Grantee has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix B.

The Grantee further acknowledges that the Grantee has read and specifically and expressly approves the following Paragraphs of the Award Agreement and this Appendix B:  Paragraph 2: Terms and Conditions of Award; Paragraph 5: Compliance with laws; Paragraph 7:  Nature of Award; Paragraph 10:  Governing Law; Paragraph 18: Electronic Delivery; Paragraph 21: Appendix; Paragraph 22: Imposition of Other Requirements; and the Data Privacy section in this Appendix B.

JAPAN

There are no country-specific provisions.

NETHERLANDS

Insider Trading Notification

The Grantee should be aware of the Dutch insider-trading rules, which may impact the sale of Stock acquired upon vesting/settlement of the Restricted Stock Units.  In particular, the Grantee may be prohibited from effectuating certain transactions involving Stock if the Grantee has inside information about the Company.  If the Grantee is uncertain whether the insider-trading rules apply to him or her, he or she should consult his or her personal legal advisor.

NEW ZEALAND

There are no country-specific provisions.

PUERTO RICO

There are no country-specific provisions.

SINGAPORE

Securities Law Information

The Award is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Grantee should note that the Restricted Stock Units are subject to section 257 of the SFA and the Grantee will not be able to make (i) any subsequent sale of Stock in Singapore or (ii) any offer of such subsequent sale of Stock subject to the Restricted Stock Units in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation

If the Grantee is a director, associate director or shadow director of a Subsidiary (or Affiliate) of the Company in Singapore, the Grantee is subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singaporean Subsidiary (or Affiliate) in writing when the Grantee receives an interest (e.g., Restricted Stock Units, Stock) in the Company or any Subsidiary (or Affiliate).  In addition, the Grantee must notify the Singapore Subsidiary (or Affiliate) when the Grantee sells Stock of the Company or any Subsidiary (or Affiliate) (including when the Grantee sell Stock acquired through the vesting of the Grantee’s Restricted Stock Units).  These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Subsidiary (or Affiliate).  In addition, a notification must be made of the Grantee’s interests in the Company or any Subsidiary (or Affiliate) within two days of becoming a director.

SOUTH AFRICA

Taxes in Connection with the Grant or Vesting of the Award

By accepting the Restricted Stock Units, the Grantee agrees that, immediately upon vesting and settlement of the Restricted Stock Units, the Grantee will notify the Employer of the amount of any gain realized.  If the Grantee fails to advise the Employer of the gain realized upon vesting and settlement, he/she may be liable for a fine.  The Grantee will be solely responsible for paying any difference the actual tax liability and the amount withheld.

SPAIN

Labor Law Acknowledgement

This section supplements Paragraph 7(e) of the Award Agreement.

In accepting the Award, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Award Agreement.  The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries (or Affiliates) throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not bind the Company or any of its Subsidiaries or Affiliates.  Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units or the Stock acquired pursuant to the Award shall not become a part of any employment contract (either with the Company or any of its Subsidiaries (or Affiliates)) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Grantee understands that the Award would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Restricted Stock Units and any right to the underlying Stock shall be null and void.

SWITZERLAND

Securities Law Information

The Award is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

UNITED ARAB EMIRATES

There are no country-specific provisions.

UNITED KINGDOM

Restricted Stock Units Settled in Stock

The Grantee understands and agrees that by accepting the Award, the benefit Grantee receives upon the vesting of the Restricted Stock Units will be settled in Stock only, and not in cash, notwithstanding the terms of Paragraph 2(d) of the Award Agreement.

Withholding Taxes

This provision supplements the Paragraph 2(f) of the Award Agreement:

If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the event giving rise to the Tax-Related Items, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a full recourse loan owed by the Grantee to the Employer, effective on the Due Date.  The Grantee agrees that the loan will bear interest at a fixed rate based on the market rate on the date the loan is made, and it will be due and repayable to the Company or the Employer six months from the date the loan is made.  Payment may be made by any of the means referred to in the “Taxes in Connection With the Grant or Vesting of the Award” Paragraph of the Award Agreement as long as any immature Stock withheld do not exceed minimum required tax withholding amounts.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Grantee shall not be eligible for a loan from the Company to cover the Tax-Related Items.  In the event that the Grantee is a director or executive officer and the amount of Tax-Related Items is not collected from or paid by the Grantee by the Due Date, any uncollected amounts of Tax-Related Items will constitute a benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) will be payable.  The Grantee acknowledges that the Company or the Employer may recover such additional income tax and NICs at any time thereafter by any of the means referred to in Paragraph 2(f) of the Award Agreement.  The Grantee understands that he or she ultimately will be responsible for reporting any income tax and NICs due on this additional benefit directly to HM Revenue & Customs (“HMRC”) under the self-assessment regime.

National Insurance Contributions

As a condition to the vesting of the Restricted Stock Units, the Grantee agrees to accept any liability for any secondary Class 1 NICs that may be payable by the Company and/or the Employer with respect to the Due Date.  The Grantee further agrees that the Company and/or the Employer may collect the secondary Class 1 NICs by any of the means set out in Paragraph 2(f) above.  Finally, the Grantee agrees to execute a joint election with the Company and/or the Employer, and any other consents or elections required to accomplish the above; if the Grantee fails to do so, the Restricted Stock Units shall become null and void without liability to the Company, the local Employer and/or any Subsidiary (or Affiliate) of the Company and the Grantee will not be permitted to vest in the Restricted Stock Units.